Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 9, 2011 relating to the consolidated financial statements of LPL Investment Holdings Inc. and the effectiveness of LPL Investment Holdings Inc. internal control over financial reporting appearing in its Annual Report on Form 10-K for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Costa Mesa, California
April 25, 2010